UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 6, 2006

FPIC Insurance Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida
(State Jurisdiction of Incorporation)

1-11983	59-3359111
(Commission file number)	(IRS Employer Identification No.)

225 Water Street, Suite 1400 Jacksonville, Florida 32202 (904) 354-2482 www.fpic.com

_______________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On June 6, 2006, the registrant’s board of directors (the “Board”), through its executive committee, created a standing committee of the Board to be known as the “Nominating Committee.” Membership of the Nominating Committee consists of each director who meets the independence requirements established by the Board consistent with applicable laws, regulations and listing requirements (the “Independence Requirements”). Currently, the members of the Nominating Committee are:

John K. Anderson, Jr.
Richard J. Bagby, M.D.
Robert O. Baratta, M.D.
Terence P. McCoy, M.D.
John G. Rich
Joan D. Ruffier
Guy T. Selander, M.D.
David M. Shapiro, M.D.

The responsibilities and functions of the Nominating Committee are as follows:

1.
Identifying, interviewing and recruiting candidates for the Board, including reviewing their qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

2.	Nominating, in its sole discretion, individuals recommended for nomination for election to the Board at the annual meeting of stockholders or to fill any vacancy exiting on the Board.

3.	Establishing policies and procedures to be followed in the selection of directors and nominees for director.

The Committee has been granted the resources and authority necessary to discharge its duties and responsibilities, including without limitation the authority to retain and terminate any search firm used to identify director candidates, or other experts, advisors or consultants, as it deems appropriate, to approve the fees and other retention terms of such firms, experts, advisors and consultants, and to form and delegate authority to subcommittees or one or more designated members of the Nominating Committee.

Prior to the creation of the Nominating Committee as a standing committee of the Board, the members of the Board who met the Independence Requirements acted as an ad hoc nominating committee with similar responsibilities and functions.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 6, 2006
FPIC Insurance Group, Inc.

	By:	/s/ Kenneth M. Kirschner
Kenneth M. Kirschner General Counsel